Exhibit 99.1

June 25, 2012

Net 1 UEPS Technologies, Inc.
President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg
South Africa
Attn: Chairman of the Board of Directors

Board of Directors:

Effective on June 30, 2012, I hereby resign as a director of Net 1 UEPS Technologies, Inc. and from all committees of the Board of Directors of which I am a member.

I leave you with my best wishes for the future.

Sincerely yours,

/s/ Tom C. Tinsley
Tom C. Tinsley